Exhibit 99.1

Filed by HC2 Holdings, Inc.

(Commission File No. 001-35210)

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934 as amended

Subject Company: MCG Capital Corporation

(Commission File No. 814-00239)

HC2 REVISES PROPOSAL TO ACQUIRE MCG CAPITAL CORPORATION IN

RESPONSE TO INQUIRIES FROM SIGNIFICANT MCGC INVESTORS

New York, NY – June 3, 2015 – HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC) announced today that it has sent a letter to MCG Capital Corporation (“MCGC”) modifying certain terms of its proposed offer to purchase all of the outstanding shares of MCGC. HC2’s updated proposal is to acquire 100% of the common stock of MCGC on a fully-diluted basis in a cash and stock transaction in which stockholders of MCGC would receive $5.30 for each share of MCGC common stock outstanding, which is an increase from its previous $5.25 per share offer. Further, in response to inquiries from certain significant MCGC stockholders who are supportive of HC2’s proposal, with respect to the stock portion of the consideration in the proposed transaction, HC2 is offering an option for MCGC stockholders to elect to receive HC2 preferred stock in place of HC2 common stock.

As stated in the letter, the consideration that HC2 is offering consists of (a) at the option of the MCG stockholders, either (i) an amount of HC2 common stock valued at $4.80 (utilizing a floating exchange ratio subject to a customary 20% symmetrical collar) or (ii) an amount of newly created HC2 cumulative convertible perpetual preferred stock having an initial liquidation preference of $4.80, an annual dividend of 8.125%, and such other terms set forth in the updated proposal, and (b) $0.50 in cash, on the terms and conditions described in the proposal. HC2 has delivered what it believes to be a Superior Offer (as defined in the agreement for the transaction with PennantPark Floating Rate Capital Ltd. (the “PennantPark Transaction”)) to the PennantPark Transaction.

The following is a copy of the letter sent to MCGC’s Board of Directors by HC2 regarding its offer.

June 3, 2015

Board of Directors

MCG Capital Corporation

1001 19th Street North, 10th Floor

Arlington, Virginia 22209

Attention: Richard W. Neu, Chairman of the Board

Dear Ladies and Gentlemen:

Reference is made to the offer letter sent to you on behalf of HC2 Holdings, Inc. (“HC2”) on May 19, 2015 regarding a proposal (as subsequently modified in our June 2nd letter) (the “Proposal”) to acquire all of the outstanding shares of MCG Capital Corporation (“MCG”). HC2 has heard from several significant MCG stockholders who are supportive of our Proposal but who have inquired about receiving equity in HC2 that will pay a dividend. In this regard, we are writing to further update our Proposal by increasing our proposed purchase price to $5.30 per share and including an option for MCG stockholders to elect to receive HC2 preferred stock.

We propose to:

1)	Acquire 100% of the common stock of MCG on a fully-diluted basis in a cash and stock transaction in which stockholders of MCG would receive $5.30 for each share of MCG common stock outstanding, consisting of (a) an amount of HC2 common stock valued at $4.80 (utilizing a floating exchange ratio subject to a customary 20% symmetrical collar) and (b) $0.50 in cash (the “Cash/Common Stock Option”).

While MCG stockholders may elect to receive the foregoing mix of cash and HC2 common stock, we are hereby further supplementing our Proposal with an alternative to the above, as follows:

2)	MCG’s stockholders shall have the opportunity to elect to receive, for each share of MCG common stock (a) $0.50 in cash and (b) an amount of newly created HC2 cumulative convertible perpetual preferred stock having an initial liquidation preference of $4.80, an annual dividend of 8.125%, and the other terms set forth on Exhibit A hereto. Promptly following the closing of the transaction, HC2 will file an application to list the preferred stock on a national exchange.

Except as modified above, the key terms set forth in our Proposal remain unchanged.

Given the further increase in our proposed purchase price and flexibility in the form of payment of the proposed purchase price in our response to your stockholders’ requests, we are confident that your stockholders will enthusiastically support our Proposal, and, accordingly, we kindly request your active and immediate cooperation. We respectfully request that the MCG board promptly reach a determination that our offer constitutes a “Superior Proposal” and commence discussions with HC2.

Sincerely,

Philip A. Falcone

Chairman, President and Chief Executive Officer HC2 Holdings, Inc.

EXHIBIT A

Summary of Proposed Terms for Preferred Shares

Preferred Stock:	The newly created shares of HC2’s cumulative perpetual preferred stock (the “Preferred Shares”) shall include terms as follows:

	-	Liquidation Preference: $25 per Preferred Share

	-	Dividend: A quarterly cash dividend at an annualized rate of 8.125% per annum

	-	Cumulative Rights: Yes

	-	Ranking: The Preferred Shares shall be junior to issued and currently outstanding preferred shares, including HC2’s Series A Convertible Participating Preferred Stock, Series A-1 Convertible Participating Preferred Stock and Series A-2 Participating Preferred Stock

	-	Initial Conversion Premium: 20% to exchange ratio in Cash/Common Stock Option

	-	Conversion Rights: Each Preferred Share may be converted at any time, at the option of the holder, into shares of common stock, plus cash in lieu of fractional shares

	-	Mandatory Conversion: If the common stock underlying the Preferred Shares trades at one hundred thirty percent (130%) of the Conversion Price for twenty (20) trading days within any period of thirty (30) consecutive trading days, then at HC2’s option, HC2 may cause all issued and outstanding Preferred Shares to convert into shares of common stock

	-	Conversion Settlement: Physical share settlement

	-	Dividend Protection: The conversion rate shall be adjusted for dividends by HC2 to holders of common stock

	-	Change of Control Provisions: Standard

	-	Listing: Promptly following the closing of the transaction, HC2 will file an application to list the Preferred Shares on a national exchange.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a business combination transaction with MCGC proposed by HC2, which may become the subject of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”). This material is not a substitute for the proxy statement/prospectus HC2 would file with the SEC regarding the proposed transaction if a negotiated transaction is agreed or for any other document which HC2 may file with the SEC and send to HC2’s or MCGC’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF HC2 AND MCGC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by HC2 through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

HC2 and certain of its respective directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of HC2 directors and executive officers in HC2’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 16, 2015, and its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 30, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This release contains, and certain oral statements made by our representatives from time to time, may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof, including without limitation expectations regarding our proposal to acquire MCGC. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our most recent annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at http://www.hc2.com/. Such factors and risks that relate to the proposed transaction include the risk that MCGC may not accept our proposal or negotiate with us; the risk that we may not be able to enter into a definitive agreement relating to the proposed transaction; the risk that we may not obtain regulatory approval of the transactions on the proposed terms and anticipated schedule; the risk that the parties may not be able to satisfy the conditions to closing of the transactions; the risk that the transactions may not be completed in the time frame expected by the parties or at all; and our failure, if the transactions are completed, to achieve the expected benefits of such transactions. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

ABOUT HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT: HCHC), diversified holding company, which seeks to acquire and grow attractive businesses that generate sustainable free cash flow. HC2 has a diverse array of operating subsidiaries, each with its own dedicated management team, across a broad set of industries, including, but not limited to, telecom/infrastructure, large-scale U.S. construction, energy, subsea services and life sciences. HC2 seeks opportunities that generate attractive returns and significant cash flow in order to maximize value for all stakeholders. Currently, HC2’s largest operating subsidiaries are Schuff, a leading structural steel fabricator in the United States, and Global Marine, a leading global offshore engineering company focused on subsea cable installation and maintenance.

For More Information on HC2 Holdings, Inc., Please Contact:

Ashleigh Douglas

ir@HC2.com

212-339-5875